Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Annexon, Inc.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the Annexon, Inc. 2020 Equity Incentive Plan	Rule 457(c) and (h)	3,134,763(2)	$5.88(3)	$18,432,407	0.0001476	$2,721

Equity	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the Annexon, Inc. Employee Stock Purchase Plan	Rule 457(c) and (h)	783,690(4)	$5.00(5)	$3,918,450	0.0001476	$579

Equity	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the Annexon, Inc. 2022 Employment Inducement Award Plan	Rule 457(c) and (h)	850,000(6)	$5.88(3)	$4,998,000	0.0001476	$738

	TOTAL		4,768,453		$27,348,857		$4,038

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable under the plans set forth herein as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable.

(2)	Represents additional shares of common stock available for issuance under the Annexon, Inc. 2020 Equity Incentive Plan pursuant to the evergreen provisions of such plan.
(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act and based upon the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on March 20, 2024.

(4)	Represents additional shares of common stock available for issuance under the Annexon, Inc. Employee Stock Purchase Plan pursuant to the evergreen provisions of such plan.
(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act and based upon the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on March 20, 2024, multiplied by 85%.

(6)

Represents additional shares of common stock available for issuance under the Annexon, Inc. 2022 Employment Inducement Award Plan previously approved by the Registrant’s Board of Directors on February 14, 2024.